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Joe McCreery
Head of Investor Relations
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MARTIN MIDSTREAM PARTNERS L.P.
TO ACQUIRE ASSETS OF NL GREASE, LLC

KILGORE, TX - May 23, 2013 (GlobeNewswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that its subsidiary, Martin Operating Partnership L.P., has entered into an asset purchase agreement to acquire substantially all of the assets and inventory of Kansas City, Missouri based NL Grease, LLC, a grease manufacturer that specializes in private-label packaging of commercial and industrial greases. The acquisition is expected to close before the end of July 2013. The Partnership expects incremental cash flow of approximately $2.5 million annually from the newly acquired assets.

Ruben Martin, President and Chief Executive Officer of MMLP's General Partner said, “The NL Grease acquisition represents the first of what we believe could be many tuck-in acquisitions in our fast-growing lubricant packaging business. These assets are also a natural vertical integration of our naphthenic refinery's base oil business in Smackover, Arkansas.”

About Martin Midstream Partners L.P.
Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: terminalling, storage, processing and packaging services for petroleum products and by-products; natural gas liquids storage, marketing and distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products. The Partnership is based in Kilgore, Texas and was founded in 2002.
Forward-Looking Statements
Statements in this release other than historical facts are forward-looking statements. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership's control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.